SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 4, 2003
China Broadband Corp.
(Exact Name of Registrant as Specified in Its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)
0-28345	72-1381282
(Commission File Number)	(IRS Employer Identification No.)
1002, Building C, Huiyuan Apartment, Asia Game Village, Beijing, China	100101
(Address of Principal Executive Offices)	(Zip Code)
86-10-6499-1255
(Registrant's Telephone Number, Including Area Code)

(Former name or Former Address, if Changed Since Last Report)

 Item 1. Changes in Control of Registrant.

Not Applicable

Item 2. Acquisition or Disposition of Assets.

Not Applicable

Item 3. Bankruptcy or Receivership.

Not Applicable

Item 4. Changes in Registrant's Certifying Accountant.

Not Applicable

Item 5. Other Events.

On September 4, 2003, Mr. Feng Han Hua was elected to the board of directors. Mr. Han Hua has been a partner at Shenzhen Guangming Accounting firm since 1992. Prior to this, he was the General Manager of the accounting department of Wuhan Industrial Fan Factory. Mr. Han Hua received his accounting licenses in 1992 and became a chartered accountant in 1993. Mr. Han Hua has been appointed to both the Audit Committee and Human Resources and Compensation Committee.

On September 4, 2003, Mr. Qu Tao was elected to the board of directors. Mr. Tao is General Manager of Beijing TLSIT Telecommunication Technology Corp. which acts as an agent in China for Sony Ericsson products. From 1997 to 2000, Mr. Tao was the Vice General Manager of Beijing TQX New-Tech Corp. which acted as an agent in China for Ericsson mobile products. From 1995 to 1997, he was a Market Supervisor at Hong Kong United First Corp. Prior to this, Mr. Tao was a Senior Supervisor at Ericsson China. He obtained a Bachelors degree in Telecommunications from Beijing Telecommunication University in 1988 and a Bachelors degree in Business Psychology from Beijing University in 19991. Mr. Tao has been appointed to both the Audit Committee and Human Resources and Compensation Committee.

On September 4, 2003, Mr. Jia Jian Jiang was elected to the board of directors. Mr. Jian Jiang is currently the General Manager and Vice Chairman of Tongli Telecommunications Group. From 1993 to 1994, he was the General Manager of Tongli Shanxi Telecommunication Equipment Co. Ltd. Mr. Jian Jiang obtained a Bachelors degree in Automatic Controls from Qinghua University in 1978 and is currently a member of the China Telecommunications Association. Mr. Jian Jiang has been appointed to both the Audit Committee and Human Resources and Compensation Committee.

Item 6. Resignations of Registrant's Directors.

Not Applicable

Item 7. Financial Statements and Exhibits.

Not Applicable

Item 8. Change in Fiscal Year.

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BROADBAND CORP.
(Registrant)
Date:	September 8, 2003	By:	/s/ Matthew Heysel
Matthew Heysel Chairman, Chief Executive Officer and Director